Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor/Analyst Contacts:	Media Contact:
Gerry Gould, VP — Investor Relations	Chenoa Taitt
(480) 281-6928 or	(212) 223-0682
Gerry.Gould@RSCRental.com
RSC Equipment Rental, Inc. Announces Pricing of $200 Million, 10-Year Senior Notes
SCOTTSDALE, Ariz., November 2, 2009 — RSC Equipment Rental, Inc., the operating subsidiary of RSC Holdings, Inc. (NYSE: RRR), announced today that it has priced an offering of $200 million aggregate principal amount of 10.25% senior unsecured notes due 2019. The senior notes are being co-issued by RSC Equipment Rental, Inc.’s parent, RSC Holdings III, LLC.
Net proceeds from the sale of the senior notes, after initial purchasers’ discount and fees and expenses incurred in connection with the offering, will be approximately $192.1 million. The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act. The company expects the offering to close on November 17, 2009 subject to customary closing conditions.
The company plans to use the full amount of the net proceeds from the offering to prepay borrowings outstanding under its senior secured second-lien term loan facility.
The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is a premier provider of rental equipment in North America, servicing the industrial, maintenance and non-residential construction markets with $2.4 billion of equipment at original cost. RSC offers superior equipment availability, reliability and 24x7 service to customers through an integrated network of 464 branch locations across 40 states in the United States and three provinces in Western Canada. Customer solutions to improve efficiency and reduce cost include the proprietary Total Control® rental management software, Mobile Tool Rooms™ and on-site rental locations. With 4,300 employees committed to safety and sustainability, RSC delivers the best value and industry leading customer service. All information is as of September 30, 2009. Additional information about RSC is available at www.RSCrental.com.